Exhibit 2.1

PLAN OF CONVERSION

OF

CENTURY BANK

Parma, Ohio

as adopted on:

November 27, 2007

and as subsequently amended on:

December 18, 2007

TABLE OF CONTENTS

1.	INTRODUCTION	1

2.	DEFINITIONS	2

3.	PROCEDURES FOR CONVERSION	6

4.	HOLDING COMPANY APPLICATIONS AND APPROVALS	8

5.	SALE OF COMMON STOCK	8

6.	PURCHASE PRICE AND NUMBER OF SHARES OF COMMON STOCK	8

7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY	10

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	10

9.	SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY)	11

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	12

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)	12

12.	COMMUNITY OFFERING	13

13.	SYNDICATED COMMUNITY OFFERING OR PUBLIC OFFERING	14

14.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK	15

15.	TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS	17

16.	PAYMENT FOR COMMON STOCK	19

17.	ACCOUNTHOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES	21

18.	VOTING RIGHTS OF STOCKHOLDERS	21

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT	22

20.	RESTRICTIONS ON TRANSFER OF STOCK	23

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21.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	24

22.	TRANSFER OF DEPOSIT ACCOUNTS	24

23.	REGISTRATION AND MARKETING	24

24.	TAX RULINGS OR OPINIONS	24

25.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	25

26.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	25

27.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	25

28.	EXPENSES OF CONVERSION	25

29.	AMENDMENT OR TERMINATION OF PLAN	26

30.	INTERPRETATION	26

ii

PLAN OF CONVERSION OF

CENTURY BANK

1.	INTRODUCTION

This Plan of Conversion (this “Plan”) provides for the conversion of Century Bank, a federal mutual savings association that is headquartered in Parma, Ohio (the “Bank”), into the capital stock form of organization. A new stock holding company (the “Holding Company”) will be established as part of the Conversion and will issue common stock in the Conversion. One purpose of the Conversion is to convert the Bank to the capital stock form of organization and to raise capital in the Offering. Another purpose of the Conversion is to enable the Bank to acquire Liberty Bank, N.A., a national bank (“Liberty”). Pursuant to an Agreement and Plan of Merger dated November 27, 2007 (“Affiliation Agreement”) by and among the Bank, the Holding Company and Liberty, each issued and outstanding share of Liberty common stock will be exchanged for cash and/or shares of Holding Company Common Stock, and Liberty will be merged with and into the Bank (the “Liberty Acquisition”) at a closing to take place immediately after the consummation of the Conversion. The Conversion will generate capital to help pay the cash portion of the consideration to be paid to the holders of Liberty common stock, and will make it possible for the Holding Company to issue shares of Holding Company Common Stock as the stock portion of the consideration to be paid to holders of Liberty common stock.

The Holding Company will offer its common stock in the Offerings upon the terms and conditions set forth herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of common stock in the Community Offering or the Syndicated Community Offering will be at the sole discretion of the Board of Directors of the Bank and the Holding Company. The Conversion will have no impact on depositors, borrowers or customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

The combination of the Conversion and the Liberty Acquisition is intended to enable the Bank to compete and expand more effectively in the financial services marketplace. The Conversion and the Liberty Acquisition are expected to close on the same date and at substantially the same time. The Conversion, however, is not conditioned upon the consummation of the Liberty Acquisition.

This Plan has been approved by the Board of Directors of the Bank. This Plan also must be approved by a majority of the total number of outstanding votes entitled to be cast by Voting Members of the Bank at a Special Meeting of Members to be called for that purpose. The OTS must approve this Plan before it is presented to Voting Members for their approval.

The Liberty Acquisition is subject to the approval of the Office of Thrift Supervision and the stockholders of Liberty. In addition, individuals purchasing common stock in the Offerings will, by executing their order to purchase the common stock, consent to and approve of the Liberty Acquisition.

2.	DEFINITIONS

As used in this Plan of Conversion, the terms set forth below have the following meaning:

ACTING IN CONCERT means those actions included in the definition of acting in concert in Section 574.2(c) of the Rules and Regulations of the OTS. A Person or company that acts in concert with another Person or company (“other party”) also shall be deemed to be acting in concert with any Person or company who also is acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. The determination under this Plan of whether a group is Acting in Concert shall be made solely by the Boards of Directors of the Primary Parties or Officers delegated by these Boards and may be based on any evidence upon which the Boards or such delegatees choose to rely. Directors of the Primary Parties shall not be deemed to be Acting in Concert solely as a result of their membership on the Board of one of the Primary Parties.

ACTUAL PURCHASE PRICE means the price per share at which the common stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

AFFILIATE means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

ASSOCIATE means any Person that is associated with another Person as: (i) a corporation or organization (other than the Bank, the Holding Company or a majority-owned subsidiary of the Bank), if the Person is a director, officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; (ii) a trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate; provided, however, that this term shall not include any Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Bank in which that Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) a person who is related by blood or marriage to the Person, or any relative of that person’s spouse, and who lives in the same home as the Person or who is a director or officer of the Holding Company or the Bank or any of their subsidiaries; and (iv) a Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii). For all Persons other than Officers and directors of the Holding Company or the Bank, the Board of Directors of the Bank in its sole discretion, may determine that a Person is an associate of another Person.

BANK means Century Bank, or such other name as the institution may adopt.

CODE means the Internal Revenue Code of 1986, as amended.

COMMON STOCK means the shares of common stock, par value $0.01 per share, to be issued and sold by the Holding Company in the Offerings, all pursuant to this Plan of Conversion, plus the Merger Shares. The Common Stock will not be insured by the FDIC.

COMMUNITY OFFERING means the offering for sale by the Holding Company of any shares of common stock not subscribed for in the Subscription Offering to such Persons as may be selected by the Holding Company and the Bank in their sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

CONTROL (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

CONVERSION means a change of the Bank’s mutual charter and bylaws to a federal stock charter and bylaws; the sale by the Holding Company of common stock; and the issuance and sale by the stock Bank of its common stock to the Holding Company, all as provided for in this Plan.

DEPOSIT ACCOUNT means any withdrawable account in the Bank as defined in Section 561.42 of the Rules and Regulations of the OTS, including a demand account as defined in Section 561.16 of the Rules and Regulations of the OTS.

ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account.

ELIGIBILITY RECORD DATE means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on September 30, 2006.

ESOP means a Tax Qualified Employee Stock Benefit Plan of the Holding Company or the Bank, which shall acquire Common Stock in connection with the Conversion.

ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of common stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 6 hereof.

FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

HOLDING COMPANY means the stock corporation to be organized under the laws of the state of Maryland that, upon completion of the Conversion, shall hold all of the outstanding capital stock of the Bank.

HOLDING COMPANY COMMON STOCK means the shares of common stock, par value $0.01 per share, of the Holding Company.

INDEPENDENT APPRAISER means the appraisal advisor retained by the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the common stock.

INITIAL PURCHASE PRICE means the price per share to be paid initially by Participants for shares of common stock subscribed for in the Subscription Offering and by Persons for shares of common stock ordered in the Community Offering and/or Syndicated Community Offering.

MANAGEMENT PERSON means any Officer or director of the Bank or the Holding Company or any Affiliate of the Bank or the Holding Company and any person Acting in Concert with such Officer or director.

MEMBER means any Person qualifying as a member of the Bank in accordance with its mutual charter and bylaws and the laws of the United States.

MEMBER PROXY STATEMENT means the document used to solicit approval of the Plan by Voting Members.

MERGER SHARES means shares of Holding Company common stock issued to stockholders of Liberty in consideration of the Liberty Acquisition, whether pursuant to Section 12.E. or otherwise.

NON-TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any stock benefit plan or any defined benefit plan or defined contribution stock benefit plan which is established for the benefit of the Holding Company and/or the Bank and any Affiliate thereof, that is not a Tax-Qualified Employee Stock Benefit Plan.

OFFERING(S) means the offering of common stock to Persons in the Subscription Offering, the Community Offering, the Syndicated Community or Public Offering.

OFFICER means the president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization, whether incorporated or unincorporated.

ORDER FORM means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 15 hereof, to a Participant or other Person by which common stock may be ordered in the Offerings.

OTHER MEMBER means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

OTS means the Office of Thrift Supervision or any successor thereto.

PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Member.

PERSON means an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a trust, (including IRA and KEOGH accounts) an unincorporated organization or a government or any political subdivision of a government.

PLAN and PLAN OF CONVERSION mean this Plan of Conversion as adopted by the Board of Directors of the Bank and any amendment hereto.

PRIMARY PARTIES means the Bank and the Holding Company.

PROSPECTUS means the one or more documents to be used in offering the common stock in the Offerings.

PUBLIC OFFERING means an underwritten firm commitment offering to the public through one or more underwriters.

QUALIFYING DEPOSIT means the aggregate balance of all Deposit Accounts in the Bank of: (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50; and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

SEC means the Securities and Exchange Commission.

SPECIAL MEETING OF MEMBERS means the Special Meeting of Voting Members called for the purpose of submitting this Plan to the Members for their approval, including any adjournments of such meeting.

SUBSCRIPTION OFFERING means the offering of the common stock to Participants.

SUBSCRIPTION RIGHTS mean nontransferable rights to subscribe for common stock granted to Participants pursuant to the terms of this Plan.

SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person, except directors and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

SUPPLEMENTAL ELIGIBILITY RECORD DATE, if applicable, means the date for determining Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the approval of the Conversion by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Conversion.

SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of common stock not purchased in the Subscription Offering and the Community Offering.

TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Bank and any Affiliate thereof and which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code as from time to time in effect.

VOTING MEMBER means a Person who, at the close of business on the Voting Record Date, is entitled to vote as a Member of the Bank in accordance with its mutual charter and bylaws.

VOTING RECORD DATE means the date for determining the eligibility of Members to vote at the Special Meeting of Members.

3.	PROCEDURES FOR CONVERSION

A. After approval of this Plan by the Board of Directors of the Bank, this Plan, together with all other requisite material, shall be submitted to the OTS for approval. Notice of the adoption of this Plan by the Board of Directors of the Bank and the submission of this Plan to the OTS for approval will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of this Plan will be made available at each office of the Bank for inspection by members. The Bank also will publish a notice of the filing with the OTS of an application to convert in accordance with the provisions of this Plan.

B. Promptly following approval by the OTS, this Plan will be submitted to a vote of the Voting Members at the Special Meeting of Members. The Bank will mail to all Voting Members, at their last known address appearing on the records of the Bank, the Member Proxy Statement in either long or summary form describing this Plan, which will be submitted to a vote of Voting Members at the Special Meeting of Members. The Holding Company also will mail to all Participants either a Prospectus and Order Form for the purchase of common stock or a letter informing them of their right to receive a Prospectus and Order Form and a postage-prepaid card to request such materials, subject to other provisions of this Plan. In addition, all Participants will receive, or be given the opportunity to request by either returning a postage-prepaid card which will be distributed with the Member Proxy Statement or by letter addressed to the Bank’s Secretary, a copy of this Plan. Upon approval of this Plan by a majority of the total number of votes entitled to be cast by Voting Members, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion and the Offerings. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

C. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations: (i) the Bank will convert its charter to a federal stock savings bank charter, which authorizes the issuance of capital stock; (ii) the Holding Company will purchase all of the capital stock issued by the Bank in connection with its conversion from mutual to stock form, for at least 50% of the net proceeds of the Offerings; and (iii) the Holding Company will issue the common stock in the Offerings as provided in this Plan. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Holding Company and the Board of Directors of the Bank, and applicable federal and state regulations and policy. Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

The Board of Directors of the Bank may determine for any reason at any time prior to the issuance of the Common Stock not to utilize a holding company form of organization in the Conversion. If the Board of Directors determines not to complete the Conversion utilizing a holding company form of organization, the stock of the Bank will be issued and sold in accordance with this Plan. In such case, the Holding Company’s registration statement will be withdrawn from the SEC, the Bank will take steps necessary to complete the Conversion, including filing any necessary documents with the OTS and will issue and sell the Common Stock in accordance with this Plan. In such event, any subscriptions or orders received for common stock of the Holding Company shall be deemed to be subscriptions or orders for common stock of the Bank, and the Bank shall take such steps as permitted or required by the OTS and the SEC.

D. The Holding Company shall register the issuance of the Common Stock with the SEC and any appropriate state securities authorities.

E. Upon completion of the Conversion, the legal existence of the Bank shall not terminate but the stock Bank shall be a continuation of the entity of the mutual Bank and all property of the mutual Bank, including its right, title and interest in and to all property of whatever kind and nature, whether real, personal, or mixed, and things, and choses in action, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to it, or which would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed shall vest in the stock Bank. The stock Bank shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual Bank. The stock Bank at the time of the Conversion shall continue to have and succeed to all the rights, obligations and relations of the mutual Bank. All pending actions and other judicial or administrative proceedings to which the Bank was a party shall not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the stock Bank resulting from the Conversion may continue the actions in its name notwithstanding the Conversion. Upon completion of the Conversion, each Person having a Deposit Account at the Bank prior to the Conversion will continue to have a Deposit Account, without further payment therefore, in the same amount and subject to the same terms and conditions (except for liquidation rights) as in effect prior to the Conversion. All of the Bank’s insured Deposit Accounts will continue to be insured by the FDIC to the extent provided by applicable law.

F. The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current offices of the Bank.

4.	HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors of the Holding Company and the Bank will take all necessary steps to convert the Bank to stock form, form the Holding Company and complete the Offerings. The Holding Company shall make timely applications to the OTS and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

5.	SALE OF COMMON STOCK

The common stock will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the Member Proxy Statement for the Special Meeting of Members. The Common Stock will not be insured by the FDIC. The Bank will not extend credit to any Person to purchase shares of Common Stock.

Any shares of common stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering. The Subscription Offering may begin prior to the Special Meeting of Members and, in that event, the Community Offering also may begin prior to the Special Meeting of Members. The offer and sale of common stock prior to the Special Meeting of Members, however, is subject to the approval of this Plan by Voting Members.

If feasible, any shares of common stock remaining after the Subscription Offering, and the Community Offering should one be conducted, in the sole discretion of the Bank, shall either be applied toward the Merger Shares, as hereinafter described, or sold in a Syndicated Community Offering or in any manner that will achieve the widest distribution of the common stock. If for any reason a Syndicated Community Offering cannot be effected, the unsubscribed common stock will either be applied toward the Merger Shares or other purchasers will be sought, or both, in order to meet the minimum of the Estimated Price Range, subject to approval of the OTS, if required. The Syndicated Community Offering may be conducted in addition to, or instead of, a Community Offering. The issuance of common stock in any Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of common stock in the Syndicated Community Offering is consummated and only if the required minimum number of shares of common stock has been issued.

6.	PURCHASE PRICE AND NUMBER OF SHARES OF COMMON STOCK

A. The aggregate price at which shares of common stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the common stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Primary Parties, market, financial and economic conditions, a comparison of the Primary Parties with selected publicly held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding Company and the Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. The valuation shall be updated during the Conversion as market and financial conditions warrant and as may be required by the OTS.

B. Based upon the independent valuation, the Boards of Directors of the Primary Parties shall fix the Initial Purchase Price and the number of shares of common stock to be offered in the Offerings. The purchase price per share for the common stock shall be a uniform price determined in accordance with applicable OTS rules and regulations. The Actual Purchase Price and the total number of shares of common stock to be issued in the Offerings shall be determined by the Boards of Directors of the Primary Parties upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Primary Parties in connection with such Offerings.

C. Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions before completion of the Conversion and the Primary Parties may increase or decrease the total number of shares of common stock to be issued in the Offerings to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the common stock in the Offerings are less than the minimum (after the application of common stock toward the Merger Shares) or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Offerings due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

D. Notwithstanding the foregoing, no sale of common stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Primary Parties and to the OTS, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the common stock to be issued is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Holding Company may cancel the Offerings, extend the Offerings and establish a new estimated valuation range and/or Estimated Price Range, extend, reopen or hold a new Offering or take such other action as the OTS may permit.

E. If there is a Community Offering, Syndicated Community Offering or Public Offering of common stock not subscribed for in the Subscription Offering, the price per share at which the common stock is sold in such Community Offering, Syndicated Community Offering or Public Offering shall be equal to the purchase price at which the common stock is sold to Persons in the Subscription Offering. Common stock sold in the Community Offering, Syndicated Community Offering or Public Offering will be subject to the same limitations as common stock sold in the Subscription Offering.

7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the proceeds of the Offering; provided that the capital contributed to the Bank will include the amount of Conversion proceeds applied toward the cash portion of the purchase price in the Liberty Acquisition. The Offering proceeds will provide additional capital to the Holding Company and the Bank for future growth of the Bank’s assets, products and services in a highly competitive and regulated financial services environment and would facilitate the continued expansion through acquisitions of financial service organizations, continued diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of Holding Company Common Stock as permitted by applicable regulations and policy. Following the Conversion, the Bank may distribute additional capital to the Holding Company from time to time, subject to the OTS regulations governing capital distributions.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A. Each Eligible Account Holder shall receive, as first priority and without payment, Subscription Rights to purchase up to the greater of: (i) $150,000 of common stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering); (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering; or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Section 14 hereof.

B. In the event of an oversubscription for shares of common stock pursuant to Section 8.A., available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares that will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

C. Subscription Rights of Eligible Account Holders who are also directors or Officers of the Holding Company or the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

9.	SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY)

Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Common Stock issued, including any shares of Common Stock to be issued as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and before completion of the Conversion. The Subscription Rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of common stock after taking into account the shares of common stock purchased by Eligible Account Holders; provided, however, that if the total number of shares of common stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus, the ESOP shall have a priority right to purchase any such additional shares up to an aggregate of 10% of Common Stock issued. Shares of common stock purchased by any individual plan participant in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of Subscription Rights granted to such plan participant in his or her individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such plan participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Common Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 9 if the individual plan participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the OTS, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Bank to fail to meet any applicable regulatory capital requirement. In lieu of purchasing shares in the Offerings, the Tax-Qualified Employee Stock Benefit Plans may purchase shares of common stock in the open market following completion of the Conversion.

The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be an Associate or Affiliate of, or Person Acting in Concert with, any Management Person.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A. In the event that the Eligibility Record Date is more than 15 months before the date of OTS approval of the Plan, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of: (i) $150,000 of common stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering); (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering; or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Section 14 hereof and the availability of shares of common stock for purchase after taking into account the shares of common stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 8 and 9 hereof.

B. In the event of an oversubscription for shares of common stock pursuant to Section 10.A., available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of their respective Qualifying Deposit bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A. Each Other Member shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $150,000 of common stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) or (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, subject to Section 14 hereof and the availability of shares of common stock for purchase after taking into account the shares of common stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 8, 9 and 10 hereof.

B. If, pursuant to this Section 11, Other Members subscribe for a number of shares of common stock in excess of the total number of shares of common stock remaining, available shares shall be allocated among subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Other Members whose subscriptions remain unsatisfied on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

12.	COMMUNITY OFFERING

A. If less than the total number of shares of common stock offered by the Holding Company are sold in the Subscription Offering, it is anticipated that all remaining shares of common stock shall, if practicable, be sold in a Community Offering. Subject to the requirements set forth herein, the manner in which the common stock is sold in the Community Offering shall have as its objective the achievement of the widest possible distribution of such stock.

B. In the event of a Community Offering, all shares of common stock that are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given to natural persons and trusts of natural persons residing in the counties in which the Bank has an office, which persons are referred to in this Section 12 as preferred subscribers.

C. A Prospectus and Order Form shall be furnished to such Persons as the Primary Parties may select in connection with the Community Offering, and each order for common stock in the Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each preferred subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such preferred subscriber, if possible. Thereafter, unallocated shares shall be allocated among the preferred subscribers whose accepted orders remain unsatisfied, on an equal number of shares basis per order, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by preferred subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for preferred subscribers.

D. The amount of common stock that any Person may purchase in the Community Offering shall not exceed $150,000 of common stock; provided, however, that, to the extent applicable, and subject to the preferences set forth in Section 12.B. and C. of this Plan and the limitations on purchases of common stock set forth in Section 14 of this Plan, orders for common stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of common stock sold in the Offerings and thereafter any remaining shares shall be allocated as described in Section 12.C. The Primary Parties may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

E. If:

(i) aggregate subscriptions totaling at least the minimum of the Estimated Price Range (the “Range Minimum”) are not received in the Subscription Offering and Community Offering, and the Bank, in its sole discretion, determines that a Syndicated Community Offering is not in the best interests of the Bank; or

(ii) aggregate subscriptions and orders totaling at least the Range Minimum are not received in the Subscription Offering, Community Offering and the Syndicated Offering;

then, subject to regulatory approval, the Bank may, in its sole discretion, apply unsubscribed/ unordered common stock toward the stock consideration to be issued to Liberty stockholders in exchange for their shares of Liberty Bank, or in any other manner that facilitates the completion of the Liberty Acquisition, provided that the total Merger Shares, including Merger Shares issued pursuant to this Section 12.E., represent no more than 49% of the outstanding Holding Company Common Stock immediately after the closing of the Conversion and Liberty Acquisition. Common stock may only be issued as Merger Shares in order to achieve the Range Minimum.

13.	SYNDICATED COMMUNITY OFFERING OR PUBLIC OFFERING

A. Subject to such terms, conditions and procedures as may be determined by the Primary Parties, all shares of common stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for common stock in the Syndicated Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of common stock that any Person may purchase in the Syndicated Community Offering shall not exceed $150,000 of common stock. The Primary Parties may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

B. The Primary Parties may sell any shares of common stock remaining following the Subscription Offering, Community Offering and/or the Syndicated Community Offering in a Public Offering. The provisions of Section 14 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Primary Parties, subject to any required regulatory approval or consent.

C. If, for any reason, a Syndicated Community Offering or Public Offering of shares of common stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if any insignificant residue of shares of common stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Primary Parties shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

14.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK

The following limitations shall apply to all purchases of common stock in the Offerings:

A. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase in the Offerings more than $300,000 of the common stock offered in the Offerings. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Stock Benefit Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Stock Benefit Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

B. The maximum number of shares of common stock that may be purchased in the Conversion by all Tax-Qualified Employee Stock Benefit Plans shall not exceed 10% of the total number of shares of Common Stock issued, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and before completion of the Offerings; provided, however, that purchases of common stock that are made by plan participants pursuant to the exercise of Subscription Rights granted to such plan participant in his or her individual capacity as a Participant or purchases by a plan participant in the Community Offering using funds held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 14.B.

C. The number of shares of common stock that directors and Officers of the Primary Parties and their Associates may purchase in the aggregate in the Offerings shall not exceed 32% of the total number of shares of common stock issued in the Offerings, including any shares that may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and before completion of the Offerings.

D. No Person may purchase fewer than 25 shares of common stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

E. For purposes of the foregoing limitations and the determination of Subscription Rights: (i) directors, Officers and employees of the Primary Parties or their subsidiaries shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such; (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 14.D. or Section 14.E. hereof; and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

F. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members, the Primary Parties may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the shares of common stock issued in the Offerings, whether before, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. If an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of common stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. If any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

G. The Board of Directors of the Holding Company may, in its sole discretion, increase the maximum purchase limitation referred to here up to 9.99%, provided that orders for shares exceeding 5% of the shares being issued in the Offerings shall not exceed, in the aggregate, 10% of the shares being issued in the Offerings. Requests to purchase additional shares of common stock under this provision will be allocated by the Board of Directors on a pro rata basis giving priority in accordance with the priority rights set forth herein.

H. The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 14 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of common stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Depending upon market and financial conditions, the Board of Directors of the Holding Company with the approval of the OTS, to the extent applicable, and without further approval of the Members, may increase or decrease any of the above purchase limitations. Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

I. For purposes of this Section 14, the directors of the Holding Company and the Bank shall not be deemed to be Associates or a group Acting in Concert solely as a result of their serving in such capacities.

J. Each Person purchasing common stock in the Offerings shall be deemed to confirm that such purchase does not conflict with the above purchase limitations. All questions concerning whether any Persons are Associates or a group Acting in Concert or whether any purchase conflicts with the purchase limitations in this Plan or otherwise violates any provision of this Plan shall be determined by the Holding Company in its sole discretion. Such determination shall be conclusive and binding on all Persons and the Holding Company may take any remedial action, including without limitation rejecting the purchase or referring the matter to the OTS for action, as in its sole discretion the Holding Company may deem appropriate.

15.	TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS

A. The Offerings shall be conducted in compliance with 12 C.F.R. Part 563g, to the extent applicable, and Form OC of the OTS. The Subscription Offering may be commenced concurrently with or at any time after the mailing of the Member Proxy Statement to Members. The Subscription Offering may be closed before the Special Meeting of Members, provided that the offer and sale of the common stock shall be conditioned upon the approval of the Plan by the Voting Members at the Special Meeting of Members.

B. The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Primary Parties may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

C. Promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, the Primary Parties shall distribute or make available the Prospectus, together with Order Forms for the purchase of common stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 17 hereof.

D. A single Order Form for all Deposit Accounts maintained with the Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. No person holding a

Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for common stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

E. The Order Form (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

(i) A clear and intelligible explanation of the subscription rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members;

(ii) A specified expiration date by which the Order Form must be returned to, and actually received by, the Primary Parties or their representative for purposes of exercising subscription rights, which date will be not less than 20 days after the Order Forms are mailed by the Primary Parties;

(iii) The subscription price to be paid for each share subscribed for when the Order Form is returned;

(iv) A statement that 25 shares is the minimum number of shares of common stock that may be subscribed for under the Plan;

(v) A specifically designated blank space for indicating the number of shares being subscribed for;

(vi) A set of detailed instructions as to how to complete the Order Form, including a statement as to the available alternative methods of payment for the shares being subscribed for;

(vii) Specifically designated blank spaces for dating and signing the Order Form;

(viii) An acknowledgement that the subscriber has received the Prospectus;

(ix) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the subscription rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Primary Parties, and that the subscription rights may be exercised only by delivering the Order Form properly completed and executed, to the Primary Parties or their representative by the expiration date, together with required payment of the subscription price for all shares of common stock subscribed for;

(x) A statement that the subscription rights are non-transferable and that all shares of common stock subscribed for upon exercise of subscription rights must be purchased on behalf of the Person exercising the subscription rights for his own account;

(xi) A statement that, after receipt by the Primary Parties or their representative, a subscription may not be modified, withdrawn or canceled without the consent of the Primary Parties; and

(xii) An acknowledgement by the Person submitting the Order Form that such Person understands and agrees that by submitting such Order Form such Person is approving the Liberty Acquisition and is voting by written consent (pursuant to Maryland law) all common stock to be purchased by such Person in favor of the Liberty Acquisition.

F. The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Primary Parties. The Primary Parties may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Primary Parties, along with full payment (or authorization for full payment by withdrawal) for the shares of common stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of common stock. Each Participant shall be required to confirm to the Primary Parties by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

G. The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is: (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price at any time prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, if Order Forms are not delivered or are returned undeliverable to the Primary Parties by the United States Postal Service, or are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon. The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of common stock by such date as they may specify. The interpretation by the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

16.	PAYMENT FOR COMMON STOCK

A. Payment for shares of common stock subscribed for by Participants in the Subscription Offering and payment for shares of common stock ordered by Persons in the

Community Offering shall be equal to the Initial Purchase Price multiplied by the number of shares that are being subscribed for or ordered, respectively. Such payment may be made by check, bank draft or money order at the time the Order Form is delivered, provided that checks will only be accepted subject to collection. The Primary Parties may, in their sole discretion, permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the Community Offering at any time prior to the 48 hours before the completion of the Conversion. The Primary Parties, in their sole and absolute discretion, may also elect to receive payment for shares of common stock by wire transfer. In addition, the Primary Parties may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of common stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Initial Purchase Price of such shares. Payment may also be made by a Participant using funds held for such Participant’s benefit by a Tax Qualified or Non-Tax Qualified Employee Stock Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in common stock. If the Actual Purchase Price is less than the Initial Purchase Price, the Primary Parties shall refund the difference to all Participants and other Persons, unless the Primary Parties choose to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of common stock. If the Actual Purchase Price is more than the Initial Purchase Price, the Primary Parties shall reduce the number of shares of common stock ordered by Participants and other Persons and refund any remaining amount that is attributable to a fractional share interest, unless the Primary Parties choose to provide Participants and other Persons the opportunity to increase the Actual Purchase Price submitted by them.

B. Notwithstanding the above, if the Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of common stock subscribed for by such plans at the Actual Purchase Price upon consummation of the Offerings, provided that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Offerings, a loan commitment to lend to the ESOP, at such time, the aggregate price of the shares for which it subscribed. Consistent with applicable laws and regulations and policies and practices of the OTS, payment for shares of common stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Holding Company and/or funds obtained pursuant to a loan from an independent third party pursuant to a loan commitment that is in force from the time that any plan submits an Order Form until the closing of the transactions contemplated hereby.

C. If a Participant or other Person authorizes the Bank to withdraw the amount of the Initial Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular savings account rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as before such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of common stock in the Offerings and is entirely within the discretion of the Primary Parties.

D. The subscription funds will be held by the Bank or, in the Bank’s discretion, in an escrow account at an unaffiliated institution. The Holding Company shall pay interest, at not less than the Bank’s savings account rate, for all amounts paid in cash, by check, bank draft or money order to purchase shares of common stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated.

E. The Holding Company will not offer or sell any of the common stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Bank.

F. Each share of common stock shall be non-assessable upon payment in full of the Actual Purchase Price.

17.	ACCOUNTHOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any common stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (i) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (ii) the granting of Subscription Rights or the offer or sale of shares of common stock to such Participants would require any of the Primary Parties or their respective directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the common stock for sale in such jurisdiction, or any of the Primary Parties would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (iii) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

18.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, voting rights with respect to the Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Bank’s outstanding voting capital stock. Voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company’s voting capital stock.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT

A. At the time of the Conversion, the Bank shall establish a liquidation account in an amount equal to the retained earnings of the Bank as of the latest statement of financial condition contained in the final offering circular utilized in connection with the Conversion. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Bank following the Conversion in the unlikely event of a liquidation of the Bank subsequent to the Conversion.

B. The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 19 as the “subaccount balance.” All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 19.D. hereof.

C. In the event of a complete liquidation of the Bank subsequent to the Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the liquidation account shall be assumed by the surviving entity.

D. The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposit of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

E. If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any December 31 annual closing date, commencing on or after the effective date of the Conversion, is less than the lesser of: (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates; or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the account holder ceases to maintain a Deposit Account at the Bank.

F. Subsequent to the Conversion, the Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Bank, or repurchase any of the capital stock of the Bank, if such dividend or repurchase would reduce the Bank’s regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank.

G. For purposes of this Section 19, a Deposit Account includes a predecessor or successor account which is held by an Account Holder with the same social security number.

20.	RESTRICTIONS ON TRANSFER OF STOCK

All shares of common stock that are purchased by Persons other than directors and Officers of the Holding Company or the Bank shall be transferable without restriction. Shares of common stock purchased by directors and Officers of the Holding Company or the Bank and their Associates on original issue from the Holding Company (by subscription or otherwise) pursuant to the Offerings shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser, or as a result of an exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate federal regulatory agency. The shares of common stock issued by the Holding Company in the Offerings to such directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

“The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock. The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

21.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of Holding Company Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Holding Company Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Holding Company Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company which may be attributable to any Officer or director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

22.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

23.	REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Offering pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement that registration be maintained for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock and to list those securities on a national or regional securities exchange or the Nasdaq Stock Market.

24.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company or the Bank, or to the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

25.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Offering, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of common stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B. The Holding Company and the Bank are authorized to enter into employment or severance agreements with their Officers.

C. The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable requirements of federal regulations.

26.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A. The Holding Company shall comply with any applicable regulation in the repurchase of any shares of its capital stock following consummation of the Conversion.

B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the liquidation account, or (ii) the federal or state regulatory capital requirements.

27.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The Effective Date of the Conversion shall be the date of the closing of the sale of all shares of the common stock after all requisite regulatory and member approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for common stock have been received. The closing of the sale of all shares of common stock sold in the Offerings shall occur simultaneously on the effective date of the closing. The Offerings will be terminated if not completed within 90 days of the date of approval of the Plan by the OTS, unless an extension is approved by the OTS.

28.	EXPENSES OF CONVERSION

The Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offerings, and such parties shall use their best efforts to assure that such expenses are reasonable.

29.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the OTS or otherwise at any time prior to solicitation of proxies from Voting Members to vote on this Plan by the Board of Directors of the Bank, and at any time thereafter by the Board of Directors of the Bank with the concurrence of the OTS. Any amendment to this Plan made after approval by Voting Members with the approval of the OTS shall not require further approval by Voting Members unless otherwise required by the OTS. The Board of Directors of the Bank may terminate this Plan at any time prior to the Special Meeting of Members to vote on this Plan, and at any time thereafter with the concurrence of the OTS.

By adopting this Plan, Voting Members of the Bank authorize the Board of Directors of the Bank to amend or terminate this Plan under the circumstances set forth in this Section 29.

30.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

Dated: December 18, 2007